Exhibit 15

Idaho Power Company
Boise, Idaho

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Idaho Power Company and subsidiaries for the periods ended March 31, 1996 and 1995, as indicated in our report dated April 30, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in Amendment No. 1 to your Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996, is incorporated by reference in Registration Statement Nos. 33-65720, 333-00139, and 33-51215 on Form S-3, and Registration
Statement No. 33-56071 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.






DELOITTE & TOUCHE LLP
Portland, Oregon
May 7, 1996